UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 12, 2016
Date of Report (Date of earliest event reported)

Investors Title Company
(Exact name of registrant as specified in its charter)

North Carolina	0-11774	56-1110199
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

121 North Columbia Street
Chapel Hill, North Carolina		27514
(Address of Principal Executive Offices)		(Zip Code)

(919) 968-2200
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 12, 2016, National Investors Holdings, LLC ("NIH"), a subsidiary of Investors Title Company (the “Company”), entered into a stock purchase agreement (the “Purchase Agreement”) to acquire all of the outstanding shares of University Title Company (“University”). University is a title insurance agency doing business in the State of Texas. The Purchase Agreement provides that NIH will pay $10 million in cash to the shareholders of University (the “Sellers”) at closing, subject to adjustment for University's net cash position at closing.

The Purchase Agreement contains customary representations and warranties. The transaction is expected to close in the fourth quarter of 2016, subject to the satisfaction or waiver of a number of customary closing conditions, including receipt of any required regulatory approvals. The Purchase Agreement may be terminated by either party under certain specified conditions, including if the transaction does not close by January 31, 2017.

The foregoing summary of the material terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, to be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the closing of the transaction described above. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include the risk of possible non-satisfaction of closing conditions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, and in subsequent filings.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVESTORS TITLE COMPANY

By:	/s/ James A. Fine, Jr.
James A. Fine, Jr.
President, Principal Financial Officer and
Principal Accounting Officer

Dated:  October 13, 2016